UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2022

Paymentus Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40429	45-3188251
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18390 NE 68th St.
Redmond, Washington		98052
(Address of Principal Executive Offices)		(Zip Code)

(888) 440-4826 Registrant’s Telephone Number, Including Area Code:

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PAY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2022, the Board of Directors (the “Board”) of Paymentus Holdings, Inc. (the “Company”) expanded the size of the Board from six to seven directors and appointed Jody R. Davids to fill the vacancy created by the expansion of the Board, effective April 18, 2022. Ms. Davids will be a Class II director whose term expires at the Company’s 2023 Annual Meeting of Stockholders. Ms. Davids was also appointed to serve on the Audit Committee of the Board (the “Audit Committee”).

The Board has determined that Ms. Davids satisfies the heightened independence requirements for audit committee members under the rules of the Securities and Exchange Commission (“SEC”) and that she meets the independence and audit committee financial literacy requirements of the listing standards of the New York Stock Exchange (“NYSE”). The addition of Ms. Davids also brings cybersecurity expertise and a diverse perspective to the Board.

Ms. Davids, age 66, currently serves as a director of Premier, Inc., a Nasdaq-listed, technology-driven healthcare improvement company, and as a member of its audit and compliance committee and its nominating and governance committee. She previously served as senior vice president and global chief information officer of PepsiCo, Inc., a NYSE-listed company that has a global portfolio of food and beverage brands, from April 2016 to October 2019. Prior to that role, she served as chief information officer of Agrium, Inc., a NYSE-listed and Toronto Stock Exchange-listed company that is a global producer and marketer of nutrients for agricultural and industrial markets, from April 2014 to April 2016. Ms. Davids served in various executive and consulting roles with Agrium, Best Buy, Inc., a NYSE-listed company, and Cardinal Health, Inc., a NYSE-listed company, from 2000 to 2014. She serves as a director and member of the audit, technology and markets committees of Midcontinent Independent System Operator (MISO) and as a board member of Movista Inc. Ms. Davids holds a B.A. in Human Resources Management and Business and an M.B.A. from San Jose State University. The Company believes that Ms. Davids’ strong background in information technology and cybersecurity risk management and her leadership experience serving in corporate senior executive positions of other publicly traded companies qualify her to serve on the Board.

In connection with her appointment to the Board, Ms. Davids will be entitled to receive cash and equity compensation under the Company’s outside director compensation policy, which is described in the Company’s final prospectus dated May 25, 2021 and filed with the SEC on May 26, 2021 pursuant to Rule 424(b)(4), in the section titled “Management—Director Compensation,” which description is incorporated herein by reference. Additionally, the Company and Ms. Davids will enter into the Company’s standard form of director and executive officer indemnification agreement, which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2022, pursuant to which the Company will agree, among other things, to indemnify Ms. Davids against certain liabilities which may arise by reason of her status as a director.

There are no arrangements or understandings between Ms. Davids and any other person pursuant to which she was selected to serve as a director of the Company, nor is she a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On March 29, 2022, the Board removed Jason Klein, a current member of the Board and the Audit Committee, from the Audit Committee, effective upon the earlier of (i) the filing with the SEC of the Company’s Form 10-Q for the quarter ended March 31, 2022 or (ii) May 25, 2022, the one-year anniversary of the effectiveness of the Registration Statement on Form S-1 for the Company’s initial public offering (“IPO”). Mr. Klein, although an independent director under NYSE listing standards, does not meet the heightened independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Under Rule 10A-3, a minority of the members of our Audit Committee were exempt from those heightened independence requirements for a period of one year following the effectiveness of the Registration Statement on Form S-1 for the IPO. Following the appointment of Ms. Davids to the Audit Committee and the removal of Mr. Klein from the Audit Committee, the Board has determined that the Company’s Audit Committee will consist solely of independent directors in compliance with Rule 10A-3 and NYSE listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYMENTUS HOLDINGS, INC.

Date:	March 31, 2022	By:	/s/ Matt Parson
Matt Parson Chief Financial Officer